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                                                                  April 18, 1997

                            MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT (this "Agreement"), dated as of April 24, 1997, is by and between AMUSEMENT WORLD, INC., a Maryland corporation with a place of business at 5617 Baltimore National Pike, Baltimore, Maryland (the "Manufacturer"), and VLC, INC., a Maine corporation with a place of business at 144 Elm Street, 2nd Floor, Suite 16, Biddeford, Maine ("VLC");

                              W I T N E S S E T H

         WHEREAS, Manufacturer is engaged in the manufacture, production, and sale of PVA amusement terminals and accessories; and

         WHEREAS, VLC desires to engage Manufacturer as the sole and exclusive manufacturer for PVA Terminals (as defined below) and accessories and Manufacturer desires to manufacture in PVA Terminals; and

         WHEREAS, VLC is in the process of obtaining certain world-wide distribution and patent rights (excluding ten states in the United States) with respect to the PVA Terminals:

         NOW, THEREFORE, for good and valuable consideration the receipt of which is acknowledged, the parties hereto agree as follows:

         Section 1. Term. Provided neither party is in default hereunder or has exercised its rights hereunder to terminate this Agreement, Manufacturer shall manufacture for VLC the PVA Terminals and accessories described in Section 2 for a term of ten (10) years commencing on April 24, 1997 and ending on April 23, 2007.

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         Section 2. Purchase Price. The purchase price for each PVA terminal
Model 734 ("PVA Terminal") shall be as follows:

         (a) The unit price for the basic PVA Terminal with communications, but with out bill acceptor or touch screen (bill acceptor and touch screen, together, the "Accessory Products"), shall be Two Thousand Seven Hundred Dollars ($2,700).

         (b) The additional unit price for each PVA Terminal equipped with a bill acceptor shall be Three Hundred Eighty Five Dollars ($385).

         (c) The additional unit price for each PVA Terminal equipped with a touch screen shall be Five Hundred Dollars ($500).

         (d) All prices are FOB Manufacturer's factory.

         (e) Manufacturer will sell PVA Terminals to VLC at the above prices for a period of one (1) year and each year thereafter the price of the PVA Terminals and Accessory Products will be adjusted in March of each year to be equal to the product obtained by multiplying the prices listed in paragraphs a, b and c of this Section 2 for the immediately preceding 12-month period by a fraction, the numerator of which shall be the CIP-U, as defined below, for the month of March of the immediately prior 12-month period, and the denominator of which shall be the CIP-U for the month of March of the second most prior year.

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         "CIP-U" shall mean the "Consumer Price Index-Seasonally Adjusted U.S.
City Average For All Items For All Urban Consumers, (1982-84=100)" published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor. If the CIP-U is discontinued, the parties shall agree to another similar index.

         Section 3. Payment Terms. Payment terms for each PVA Terminal and Accessory Product shall be as follows:

         (a) One half (1/2) of the total purchase price at the time an order (a "Purchase Order") for a PVA Terminal and Accessory Products, if applicable, shall be in cash or cash equivalents and the remaining one half (1/2) of the purchase price shall be in the form of a letter of credit (the "Letter of Credit"). The Letter of Credit shall contain no restrictions on draw-downs by the Manufacturer except for the requirement of the presentation by Manufacturer of a bill of lading representing the shipment of PVA Terminals to be paid for by such draw-down. If such Purchase Order is beyond the manufacturing capability of Manufacturer, the portion of this deposit related to the PVA Terminals and/or Accessory Products in excess of such manufacturing capabilities shall be first applied as payment for circuit boards ordered by VLC pursuant to Section 6(b) hereof, and the balance shall immediately be returned to VLC.

         (b) The balance of the purchase price for the PVA Terminals and/or Accessory Products to be manufactured by Manufacturer shall be payable at the option of VLC either (i) prior to the shipment of VLC of the PVA Terminals and/or Accessory Products or (ii) by the Manufacturer's draw down on the Letter of Credit thirty (30) days after the date the PVA Terminals and/or Accessory Products are shipped from the Manufacturer's facilities.
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         Section 4. Convenants. (a) Manufacturer agrees that it shall manufacture the PVA Terminals using manufacturing techniques, raw materials, supplies and components (including but not limited to the Accessory Products) that are of equal or better quality as used by Manufacturer in the past when manufacturing the PVA Terminals and Accessory Products,

         (b) (i) Manufacturer shall include in each PVA Terminal and Accessory Product the most recent version of "PVA Elimination Draw Poker" software approved by VLC and available at the time of shipment to VLC (unless otherwise specified by VLC) known as "PVA terminal software", including all upgrades and modifications thereto (the "Software"), owned, created, licensed or otherwise under the control of Manufacturer or any of its affiliates; and

         (ii) Manufacturer shall make accessible to, and shall take all reasonable steps to ensure compatibility among, the PVA Terminals, the Accessory Products and the central system software related to the centralized use of the PVA Terminals (the "Central System Software").

         (c) VLC acknowledges that Manufacturer is the developer and owner of the Software and Central System Software and that VLC has no ownership interest or claim to the Software and the Central System Software, other than rights specifically granted in writing to VLC by Manufacturer.

         (d) Manufacturer agrees that it shall not manufacture or sell the PVA Terminals and/or Circuit Boards for or to any person or entity other than VLC, except that Manufacturer may manufacture or sell the PVA Terminals or Circuit Boards for or to (1) any successor or assign of VLC and (2) to any person or entity that obtains the right to distribute PVA Terminals on or after April 15, 1997.


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         (e) VLC hereby permits Manufacturer the right to use VLC's rights in and to the patents related to "PVA Elimination Draw Poker" (the "Patents") in connection with the manufacturing of the PVA Terminals pursuant to this Agreement. Manufacturer agrees that it shall maintain and protect the secrecy of the Patents.

         (f) VLC agrees to place Purchase Orders for a minimum of three hundred thirty-three (333) PVA Terminals per year during the first three (3) years following the date of this Agreement.

         Section 5. Delivery.

         (a) Delivery will begin six (6) weeks from receipt of Purchase Order and payment.

         (b) Shipments will be weekly based on a six (6) month production cycle.

         (c) Within five (5) business days of the placement of each Purchase Order by VLC, Manufacturer shall deliver to VLC a shipment schedule for such Purchase Order.

         (d) Shipment of PVA terminals will be made within forty-eight (48) hours of in-house final inspection.

         (e) Manufacturer shall not be liable for any failure to deliver if such failure is due to fire, embargo, strike, failure to secure materials from usual source of supply (or alternate source with similar terms), restrictive governmental laws or regulations, or


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any circumstance beyond Manufacturer's control which shall prevent Manufacturer from making, deliveries in the normal course of business. Manufacturer shall not, however, be relieved from making delivery, nor VLC from acceping delivery at the agreed price, when the cause interfering with deliveries has been removed.

         Section 6. Production Capability. (a) In the event of any Purchase Orders by VLC beyond the production capability of Manufacturer, Manufacturer shall within three (3) business days of receipt of any such Purchase Order, notify an officer of VLC both verbally and by facsimile of the fact that such Purchase Order is beyond the production capability of Manufacturer.

         (b) In the event that Manufacturer provides notice to VLC of Manufacturer's insufficient production capabilities pursuant to paragraph (a) of this Section 6, (1) Manufacturer shall manufacture, at the request of VLC pursuant to the procedure set forth in Section 3 and Section 5 hereof, the PVA Terminal's Processor, I.O., and RS 422 Interface printed circuit boards containing the Software (the "Circuit Boards") for the price of One Thousand Dollars ($1,000) per Circuit Board. Payment and delivery shall be on the same terms and conditions as set forth in Section 3 and Section 5 hereof and (2) VLC shall have the right to engage any other Manufacturer or manufacturers (any such other manufacturers hereinafter referred to as the "Other Manufacturer") to manufacture the PVA Terminals and/or Accessory Products. Manufacturer shall provide to any Other Manufacturer all of the plans and specifications and other information related to the PVA Terminals and/or Accessory Products with the exception of the Circuit Boards, the Software and the Central Software) that any Other Manufacturer finds reasonably necessary or desirable as used in the normal course of business by Manufacturer to manufacture the PVA Terminals and Accessory Products, provided
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that such Other Manufacturer agrees in writing to be bound by the terms and provisions of a confidentiality agreement with Manufacturer containing substantially the same terms and conditions as the agreement attached hereto as Exhibit A, with the appropriate changes to reflect that a manufacturer is the other party and that Manufacturer's plans, specifications and software will be conditionally provided to such Other Manufacturer for the sole purpose of the manufacture of PVA Terminals for VLC.

         Section 7. Warranty. Manufacturer shall repair or replace (at Manufacturer's option) any PVA Terminals and/or Accessory Products, or parts thereof, which in Manufacturer's opinion prove to be defective in workmanship or material for a period of one (1) year from the date of shipment. The foregoing is in lieu of all warranties, express or implied, and all obligations or liabilities on the part of Manufacturer, on account of products listed herein and sold to VLC. In no event shall Manufacturer be liable for consequential or special damages. Nor, except as may otherwise be specifically agreed upon in writing through an authorized representative, shall Manufacturer be liable for transportation, labor, or other charges or adjustments, repairs, replacement of parts, installation, or other work that may be done on the PVA Terminals and/or Accessory Products by VLC. This warranty does not apply to any product that has been damaged by accident or has been misused, altered, abused, or repaired by anyone other than Manufacturer or its authorized representative.

         Section 8. Compliance with Laws. VLC shall observe, comply with and execute at VLC's expense all laws, court orders and valid and lawful rules, requirements and regulations of the United States, State, County, City or Municipality directly related to the use of the PVA Terminals in which the PVA Terminals are purchased, situated or sold by VLC.

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         Section 9. Indemnification. (a) VLC shall indemnify and save harmless
Manufacturer, and Manufacturer's successors and assigns, from all claims and demands of every kind that may be brought against Manufacturer, for or on account of any damage, loss due to injury to persons or property (with the exception of loss due to injury to persons or property resulting from negligent workmanship or repair undertaken by Manufacturer or any of its authorized representatives), resulting from the sale of PVA Terminals under this Agreement and/or the subsequent use, infringement with respect to the patents used in connection with the PVA Terminals, repair, alteration or guarantee of such machines by VLC, in each case not otherwise covered by the warranty provided in
Section 7 hereof.

         (b) Manufacturer shall indemnify and save harmless VLC, and VLC's successors or assigns, from all claims and demands of every kind that may be brought against VLC or any one of them, for or on account of any damage, loss due to injury to persons or property resulting from the negligent workmanship or repair by Manufacturer, or its authorized representative, of the PVA Terminals and/or Accessory Products.

Section 10. Defaults. Each of the following shall constitute an event of default:

         (a) If Manufacturer or VLC becomes bankrupt or insolvent, the other party may upon thirty (30) days prior written notice to the bankrupt or insolvent party, terminate this Agreement without prejudice to (1) in the case of Manufacturer, the collection of monies then due and owing to the Manufacturer or (2) in the case of VLC, the delivery of (i) PVA Terminals and/or Accessory Products for which one-half (1/2) of the purchase price has been paid, provided VLC shall pay the balance due on such PVA Terminals and/or Accessory Products, or (ii) the return of such monies or the delivery, at the sole cost and expense of VLC, of the raw materials and supplies purchased with such deposit, less any reasonable expenses incurred by Manufacturer in connection with the purchase of such raw materials and supplies; or

         (b) If Manufacturer fails to deliver the PVA Terminals, Accessory Products and/or Circuit Boards for four (4) consecutive weeks in accordance with the schedule agreed to pursuant to Section 5 hereof, then VLC may, at its option, (1) convert the Purchase Order to a Purchase Order for Circuit Boards and/or (2) accept shipment of the PVA Terminals in their as is condition, and, in each case, the parties hereto shall negotiate in good faith the appropriate adjustments to the purchase price.

         (c) If VLC fails to place Purchase Orders pursuant to section 11 (f) and 3(a).

         Nothing in this Agreement is intended to limit the remedies that either party hereto may have at equity or at law and each party hereto shall have the right to pursue any and all of such remedies.

         Section 11. No Relationship. Nothing herein shall be deemed or construed by the parties hereto, nor any third party, as creating the relationship of principal and agent, partnership or joint venturer between the parties. It is understood and agreed that neither the provisions contained herein, nor any acts of the parties, shall be deemed to create any relationship between the parties other than manufacturer and customer.

         Section 12. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
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     Section 13. Binding Effect. This Agreement shall bind the parties hereto and their permitted successors and assigns.

     Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     Section 15. Waiver. It is understood and agreed that nothing herein shall be construed to be a waiver of any of the terms and conditions herein contained, unless the same be in writing, signed by the party to be charged with such waiver, and no waiver of the breach of any term shall be construed as the waiver of the term or any subsequent breach thereof.

     Section 16. Miscellaneous. (a) This Agreement sets forth the entire understanding of the parties with regard to the manufacture of the PVA Terminals, and it may not be changed, except by a written document signed by all parties.

     (b) The captions and headings are inserted only as a matter of convenience, and in no way define, limit or describe the scope of this Agreement, or the intent of any provision thereof.

     (c) Whenever used herein, the singular number shall include the plural, the plural number shall include the singular, and the use of any gender shall include both genders.

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     (d) This Agreement shall become effective on the date first set forth above upon the full and complete execution and delivery by each of the parties hereto.

     (e) Nothing in this Agreement is intended to limit any rights Manufacturer may have to appeal the decision of the United States Bankruptcy Court for the District of Delaware with respect to Manufacturer's Objection to Motion for Approval of Settlement Agreement Among Professional Video Associates, Inc., Michael J. Horan, VLC, Inc. and William Danton, Bankruptcy No. 95-016 PJW.

     (f) All notices shall be delivered by United States certified mail, return receipt requested, or by a nationally recognized overnight courier service, to the address set forth above for each party.

     (g) This Agreement may be signed in two or more counterparts, when taken together, shall constitute one and the same agreement.

     (h) Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first-above written.

WITNESS:                                  VLC, INC.

/s/ xxxxxxxxxxxxxx                        By: /s/ William M. Danton
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                                              William M. Danton
                                              President

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                                          AMUSEMENT WORLD, INC.


/s/ xxxxxxxxxxxxxx                        By: /s/ Stephen D. Holniker
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                                              Stephen D. Holniker
                                              President

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